EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

CHEMICAL BANK EXPANDS
Acquires 21 Branches in Northeast Michigan & Battle Creek
Adds $420 Million in Deposits

Midland, MI, May 23, 2012--- Chemical Financial Corporation (Nasdaq: CHFC), announced today that its subsidiary Chemical Bank has entered into a definitive agreement to purchase 21 branches from Independent Bank, a subsidiary of Independent Bank Corporation, Ionia, MI (Nasdaq: IBCP). The subject branches are located in Northeast Michigan and Battle Creek.

"This transaction is not only reflective of our commitment to Michigan, but also serves the long-term interests of Chemical Financial's shareholders. In keeping with our established track record of successful acquisitive growth, Chemical Financial has levered its financial strength and market position to make our second strategic acquisition in the past three years," noted David B. Ramaker, Chairman, Chief Executive Officer and President of Chemical Financial Corporation.

"Acquiring these branches continues to accretively expand our footprint into new markets and provides us with an excellent opportunity to grow top line revenue through our core strategy of community banking. We are excited about servicing the customers and communities associated with these branches," added Ramaker.

Chemical Bank will acquire the 21 branch offices, assume approximately $420 million in customer deposits and acquire approximately $40 million of loans. Chemical Bank estimates to pay a deposit premium of 2.93% of deposits and acquire the loans at a 1.75% discount. Chemical Financial expects the transaction to be immediately accretive to earnings per share, before estimated one-time transaction related expenses of $2.3 million. Chemical Financial anticipates recognizing goodwill of approximately $7 million related to the transaction.

The 21 branches are located in Otsego, Alpena, Presque Isle, Montmorency, Roscommon, Iosco, Ogemaw, Calhoun and Kalamazoo counties. The acquisition, which is subject to normal regulatory approvals, is expected to close in the third quarter of 2012.

Chemical Financial was advised by the investment banking firm of Keefe, Bruyette & Woods, Inc. (KBW) and legal counsel, Warner Norcross & Judd LLP.

About Chemical Financial

Chemical Financial Corporation is the second-largest bank holding company headquartered and operating branch offices in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 142 banking offices spread over 32 counties in the lower peninsula of Michigan. At March 31, 2012, the Corporation had total assets of $5.5 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Chemical Financial's outlook or expectations with respect to the planned acquisition of branches from Independent Bank, the expected costs to be incurred in connection with the acquisition, the future performance of the branches to be acquired, the consequences of their integration into Chemical Bank, and the impact of the transaction on Chemical Financial's future performance. Words such as "anticipates," "believes," "estimates," "expects," "projects," "will," variations of such words and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. The forward-looking statements in this press release speak only as of the date of this press release, and Chemical Financial has no duty, and does not undertake, to update them. Actual results or future events could differ, possibly materially, from those that are anticipated in these forward-looking statements.

Forward-looking statements are subject to the risks and uncertainties applicable to the business of Chemical Financial generally that are disclosed in Chemical Financial's Annual Report on Form 10-K for the year ended December 31, 2011 and in its current year Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements in this press release are subject to, among others, the following risks and uncertainties related both to the acquisition transaction itself and to the integration of the acquired branches into Chemical Bank after closing:

Completion of the transaction is dependent on, among other things, receipt of regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all. The impact of the completion of the transaction on Chemical Financial's financial statements will be affected by the timing of the transaction, including in particular the ability to complete the acquisition in the third quarter of 2012.

The transaction may be more expensive to complete and the anticipated benefits, including anticipated strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

Chemical Financial's ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward, which have been under significant stress recently. Specifically, Chemical Financial may incur more credit losses from the acquired loan portfolio than expected and deposit attrition may be greater than expected.

The integration of the business and operations of the branches into Chemical Bank may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Chemical Financial's existing business.

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